SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2012

POAGE BANKSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35295	45-3204393
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1500 Carter Avenue, Ashland, Kentucky	41101
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (606) 324-7196

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 26, 2012, Darryl E. Akers and Robert S. Curtis notified Poage Bankshares, Inc. (the “Company”) that they are retiring from the Company and Home Federal Savings and Loan Association (the “Association”) effective December 31, 2012.  Commencing on May 1, 2012, Messrs. Akers and Curtis will serve the Company and the Association as Executive Consultant to the President and the Board of Directors of the Company and the Association and no longer will serve as a Co-President and Co-Chief Executive Officer.

On April 26, 2012, the Company and the Bank’s Boards of Directors hired Ralph E. Coffman, Jr. to serve as President and Chief Executive Officer effective May 1, 2012.  Mr. Coffman entered into an employment agreement with the Company and the Association on April 26, 2012, effective May 1, 2012, in connection with his hire.  The employment agreement provides for a three-year term and may be extended on an annual basis, unless written notice of non-renewal is given by the Board of Directors of the Association.

Under the agreement, the base salary for Mr. Coffman is $185,000.  In addition to base salary, the agreement provide for, among other things, the executive’s right to participate in employee benefit plans, receive board of director meeting attendance fees, an automobile cash allowance, receive reimbursements for social memberships and housing relocation expenses.  Upon termination of the executive’s employment for cause, as defined in the agreements, the executive would have no right to receive compensation or other benefits for any period after termination.  The executive is entitled to severance payments and benefits in the event of his termination of employment under specified circumstances, including his termination by the Association for reasons other than for cause or disability, or in the event the executive resigns within 90 days following a good reason, as defined in the agreement.

In the event of the executive’s involuntary termination or resignation following a good reason, Mr. Coffman would be entitled to receive a cash severance payment equal to one times his base salary and bonus.  In addition, Mr. Coffman would be entitled to the continuation of his health and dental coverage for 12 months following his termination date.  Section 409A of the Internal Revenue Code may require that a portion of the above severance payments cannot be made until six months after termination of employment if the executive is a “specified employee” as defined under Section 409A of the Internal Revenue Code.

In the event of a change in control, followed within 18 months by the executive’s termination for a reason other than for cause or if the executive terminates voluntarily under specified circumstances that constitute a good reason constructive termination (as defined in the agreement), Mr. Coffman will receive an amount equal to three times his base salary and bonus.  The Association will also continue to pay Mr. Coffman’s health and dental coverage for up to three years.

The foregoing description of the employment agreement entered into with Mr. Coffman is qualified in its entirety by reference to the agreement attached hereto as Exhibit 10.1 of this Current Report, and is incorporated by reference into this Item 5.02.

A press release announcing Messrs. Akers and Curtis’ resignation and the hiring of Mr. Coffman is filed as Exhibit 99.2 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement by and among Poage Bankshares, Inc., Home Federal Savings and Loan Association and Ralph E. Coffman, Jr.

99.1	Press Release Dated May 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

POAGE BANKSHARES, INC.
DATE: April 30, 2012	By:	/s/ Darryl E. Akers
Darryl E. Akers
Co-President and Co-Chief Executive Officer